FRONTIER ADJUSTERS OF
                                  AMERICA, INC.
                        OFFER TO PURCHASE FOR CASH UP TO
                      1,000,000 SHARES OF ITS COMMON STOCK
                          AT A PRICE OF $2.90 PER SHARE

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THE OFFER,  PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M.,  PACIFIC
TIME, ON JUNE 10, 1999, UNLESS THE OFFER IS TERMINATED EARLIER OR EXTENDED.
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                                                                    May 12, 1999
To Brokers, Dealers, Commercial, Banks,
     Trust Companies, and Other Nominees:

         Frontier Adjusters of America, Inc., an Arizona corporation (the "Company"), has engaged U.S. Stock Transfer Corporation to act as Depositary and Information Agent in connection with the Company's offer to purchase up to 1,000,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, par value $0.01 per share (the "Shares"), at a price of $2.90 per Share, net to the seller in cash, without interest thereon, to shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

         All Shares properly tendered prior to the Expiration Time (as defined in the Offer to Purchase) and not properly withdrawn, will be purchased at a price of $2.90 per Share, upon the terms and subject to the conditions of the Offer, including the proration provisions. Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered such Shares.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

         Upon the terms and subject to the conditions of the Offer, if at the Expiration Time more than 1,000,000 Shares are properly tendered and not properly withdrawn, the Company will buy Shares first from any person (an "Odd Lot Holder") who owned beneficially or of record as of the Expiration Time, an aggregate of fewer than 100 Shares and so certified in the appropriate place in the Letter of Transmittal (and, if applicable, on a notice of guaranteed delivery), who properly tender all their Shares and then on a pro rata basis from all other shareholders who properly tender Shares (and do not properly withdraw such Shares) prior to the Expiration Time.

         For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents.

                  1. The Offer to Purchase dated May 12, 1999.

                  2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

                  3. A letter to the shareholders of the Company dated May 12, 1999 from William J. Rocke, Chief Executive Officer of the Company;

                  4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

                  5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with regard to the Offer;

                  6.   Guidelines   of  the   Internal   Revenue   Service   for
         Certification of Taxpayer Identification Number on Substitute Form W-9; and

                  7.  A  return  envelope   addressed  to  U.S.  Stock  Transfer
         Corporation, as Depositary for the Offer (the "Depositary").

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M. PACIFIC TIME, ON June 10, 1999, UNLESS THE OFFER IS EXTENDED.

         In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with certificate(s) representing tendered Shares in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

         Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary prior to the Expiration Time must tender their Shares according to the procedure for guaranteed delivery set forth in
Section 3 of the Offer to Purchase.

         No fees or commissions will be payable by the Company or any officer, director, shareholder, agent, or other representative of the Company to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to the Depositary and Information Agent, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares are held by you as a nominee or in a fiduciary capacity. The Company will pay any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to U.S. Stock Transfer Corporation, 1745 Gardenia Avenue, Suite 200, Glendale, California 91204-2991, (818) 502-1404 (call collect), as Information Agent. Requests for additional copies of the enclosed materials may be directed to the same address and telephone numbers.

                                         Very truly yours,



                                         William J. Rocke
                                         Chief Executive Officer


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT, OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.